Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 24, 2013	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

DIRECTOR KENNETH K. CHALMERS PASSES AWAY

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) is saddened to announce the passing of Kenneth K. Chalmers, a member of the Company’s Board of Directors and Chairman of its Audit Committee, and wishes to express its deepest sympathies to the Chalmers family.

Henry B. Tippie, Chairman of the Board of Dover Downs Gaming & Entertainment, Inc. stated, “I have had the fortune of being able to call Ken Chalmers a friend for close to 40 years.  Ken contributed greatly to the deliberations of our Board of Directors over the years in addition to chairing our Audit Committee and the Audit Committee of our affiliated company, Dover Motorsports, Inc.  Ken’s reputation for integrity and his high ethical standards made him the obvious choice to guide our Company’s Audit Committee.  Ken brought to bear his many years of experience as a successful businessman - particularly his financial expertise from a long career in the banking industry, including his tenure as Executive Vice President at Bank of America.  We all greatly benefited from and will deeply miss his advice and counsel and his warmth and friendship.”

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Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.